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  THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN
    OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED JULY 30, 1999, AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER
    IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR
      ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER
  LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF ABCI ACQUISITION SUB. CORPORATION BY DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION OR ONE OR MORE REGISTERED
        BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                       NOTICE OF OFFER TO PURCHASE FOR CASH

              UP TO 6,585,225 OF THE OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            FUISZ TECHNOLOGIES LTD.

                                       AT

                             $7.00 NET PER SHARE

                                       BY

                       ABCI ACQUISITION SUB. CORPORATION
                         A WHOLLY-OWNED SUBSIDIARY OF

                       BIOVAIL CORPORATION INTERNATIONAL

    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS THE OFFER
                                  IS EXTENDED.

     ABCI Acquisition Sub. Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Biovail Corporation International, an Ontario, Canada corporation ("Parent"), is offering to purchase up to 6,585,225 of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Fuisz Technologies Ltd., a Delaware corporation (the "Company"), at a purchase price of $7.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 30, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer").

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration date of the Offer (the "Expiration Date") at least 4,602,460 Shares (the "Minimum Condition") and (2) the expiration of any waiting period under the Antitrust Laws (as defined in the Offer to Purchase) applicable to the purchase of the Shares pursuant to the Offer and the Merger (the "Antitrust Condition"). The Purchaser reserves the right, subject only to the applicable rules and regulations of the Securities and Exchange Commission, to waive each of the conditions to the obligations of the Purchaser to consummate the Offer to the extent permitted by law. The intention of Parent is to acquire 100% of the Company pursuant to the Offer and the merger described below.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated July 25, 1999, (the "Merger Agreement") by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by the Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

     In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares, if any, held in the treasury of the Company, held by the Purchaser and held by Parent or any direct or indirect wholly-owned subsidiary of Parent) will be converted into the right to receive a fraction of a common share, no par value, of Parent (the "Parent Common Stock") based on an exchange ratio (the "Exchange Ratio") determined as follows: (i) if the average of the daily closing price per share of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal for the fifteen trading days ending on the date immediately prior to the second full NYSE trading day immediately preceding the closing date of the Merger (the "Average Trading Price"), is less than $45.00, the Exchange Ratio shall equal .1556; (ii) if the Average Trading Price is greater than or equal to $45.00, but less than or equal to $58.625, the Exchange Ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $7.00 by the Average Trading Price; (iii) if the Average Trading Price is greater than $58.625 but less than or equal to $62.810, the Exchange Ratio shall equal .1194 and (iv) if the Average Trading Price is greater than $62.810, the Exchange Ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $7.50 by the Average Trading Price subject to adjustment as provided in the Merger Agreement.

     THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF THE COMPANY HAVE APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, AND RECOMMEND THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering shareholders. Under no circumstances will interest on the Offer Price for Shares be paid by the Purchaser by reason of any delay in making such payment.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificate(s) representing tendered Shares (the "Share Certificates") with timely confirmation of a book-entry transfer of such Shares (if such procedure is available) into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including due to proration if more than the maximum number of Shares of the Company are tendered) or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unaccepted or unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 of the Offer to Purchase, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 27, 1999. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such Share Certificates, the serial numbers shown on the particular Share Certificates to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in Section 3 of the Offer to Purchase. Withdrawals of Shares may not be rescinded. Withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding.

     The Purchaser may amend the Offer, from time to time in accordance with the terms of the Merger Agreement to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled date on which the Offer was to expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE SHAREHOLDERS OF THE COMPANY OR ANY OFFER TO SELL OR SOLICITATION OF OFFERS TO BUY PARENT COMMON STOCK OR OTHER SECURITIES. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") AND ANY SUCH OFFER WILL BE MADE ONLY THROUGH A REGISTRATION STATEMENT AND PROSPECTUS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, WHICH PROSPECTUS WILL ALSO CONSTITUTE A PROXY STATEMENT FOR THE MEETING OF THE SHAREHOLDERS OF THE COMPANY RELATING TO THE MERGER.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and, if required, any other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below and copies will be furnished promptly at the Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager. Neither the Purchaser nor the Parent will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:
                                [MacKenzie Logo]
                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800) 322-2885

                       THE DEALER MANAGER FOR THE OFFER IS:
                           DONALDSON, LUFKIN & JENRETTE
                                 277 PARK AVENUE
                             NEW YORK, NEW YORK 10172
                            (877) 233-9567 (TOLL-FREE)

JULY 30, 1999